EXHIBIT (A)(55)

















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AMENDMENT TO NOTICE OF TAKE OF CONTROL AND NOTICE OF OFFER TO ACQUIRE IN AUCTION
SHARES OF EMPRESA NACIONAL DE ELECTRICIDAD S.A.

DUKE ENERGY INTERNATIONAL, L.L.C., ("DUKE INTERNATIONAL") a company organized pursuant to the laws of the state of Delaware, United States, engaged in the business of being a holding company, headquartered at 5400 Westheimer Court, Houston Texas, United States and for these purposes Moneda 970, 12th floor, Santiago, Chile, and a wholly-owned subsidiary of DUKE ENERGY CORPORATION ("DUKE"), a company organized pursuant to the laws of the state of North Carolina, United States; and DUKE ENERGY INVERSIONES UNO LIMITADA ("DUKE CHILE"), RUT 77.261.260-5, a Chilean investment company headquartered at Moneda 970, 12th Floor, Santiago de Chile, wholly and indirectly controlled by Duke, in respect to (i) the notice published on February 18, 1999, in the newspaper La Segunda, ("NOTICE OF TAKE OF CONTROL") and reprinted in the newspaper El Mercurio on February 19, 1999, in which it announces its intent of taking control of "EMPRESA NACIONAL DE ELECTRICIDAD S.A." ("ENDESA"), its affiliates and other companies controlled by it, as clarified and amended by the notice published on the newspaper La Segunda on February 25, 1999; and (ii) the notice of offer of acquisition in Auction of shares of Empresa Nacional de Electricidad S.A. ("NOTICE OF OFFER"), published on February 25, 1999, in the newspaper El Mercurio, as modified and complemented by the notice published in El Mercurio on April 13, 1999, hereby amend and complement the Notice of Take of Control and Notice of Offer as follows:

1. In the Notice of Take of Control Duke International stated its interest of acquiring up to 51% of the outstanding capital stock of Endesa. By means of this notice, Duke Chile and Duke International give notice that they may increase such percentage in their sole discretion to acquire jointly, in the aggregate, up to 65% of the issued and paid capital stock of Endesa, which is the maximum shareholding concentration limit permitted by its bylaws.

2. Duke International and Duke Chile in the event that they shall increase the price or increase the number of shares to be acquired, will publish, before the Remate, a noticeable ad in the newspaper El Mercurio of Santiago or the newspaper La Segunda.

3. The terms of this notice prevail in the event of conflict with those contained in the Notice of Take of Control and in the Notice of Offer and their amendments, clarifications and complementations to date.

DUKE ENERGY INTERNATIONAL, L.L.C.


                                    DUKE ENERGY INVERSIONES UNO LIMITADA



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